Exhibit 99.1

Permian Basin Royalty Trust

PERMIAN BASIN ROYALTY TRUST

ANNOUNCES APRIL CASH DISTRIBUTION

DALLAS, Texas, April 20, 2018 – Simmons Bank, as Trustee of the Permian Basin Royalty Trust (NYSE: PBT) (“Permian”) today declared a cash distribution to the holders of its units of beneficial interest of $0.052172 per unit, payable on May 14, 2018, to unit holders of record on April 30, 2018.

This month’s distribution decreased from the previous month due to an overall slight decrease in oil and gas pricing in addition to an overall decline in production, being for the month of February.

WADDELL RANCH

Production for the underlying properties at the Waddell Ranch was 51,211 barrels of oil and 290,070 Mcf of gas. The production for the Trust’s allocated portion of the Waddell Ranch was 18,064 barrels of oil and 104,117 Mcf of gas. The average price for oil was $60.28 per bbl and for gas was $3.17 per Mcf. This would primarily reflect production and pricing for the month of February for oil and the month of January for gas. These allocated volumes were significantly impacted by the pricing of both oil and gas.

This production and pricing for the Underlying Properties resulted in revenues for the Waddell Ranch Properties of $4,006,768. Deducted from these would be the Lease Operating Expense (LOE) of $1,889,367, taxes of $258,050 and Capital Expenditures (CAPEX) of $44,890 totaling $2,192,308 resulting in a Net Profit of $1,814,460 for the month of March. With the Trust’s Net Profit Interest (NPI) of 75% of the underlying properties, this would result in a net contribution by the Waddell Ranch Properties of $1,360,845 to this month’s distribution. Lease Operating Expenses were $600,000 higher due to initial expenses for the 2018 budget relating to overall maintenance being performed.

	Underlying Properties		Net to Trust Sales
	Volumes		Volumes			Average	Price
	Oil (bbls)	Gas (Mcf)	Oil (bbls)	Gas (Mcf)		Oil (per bbl)	Gas (per Mcf)
Current Month
Waddell Ranch	51,211	290,070	18,064	104,117	*	$60.28	$3.17	**
Texas Royalties	21,392	23,348	18,589	20,261	*	$61.36	$6.47	**

Prior Month
Waddell Ranch	56,581	319,039	29,397	166,388	*	$61.14	$3.75	**
Texas Royalties	22,601	24,023	21,471	22,822	*	$60.02	$6.77	**

*	These volumes are the net to the trust, after allocation of expenses to Trust’s net profit interest, including any prior period adjustments.
**	This pricing includes sales of gas liquid products.

TEXAS ROYALTY PROPERTIES

Production for the underlying properties at the Texas Royalties was 21,392 barrels of oil and 23,348 Mcf of gas. The production for the Trust’s allocated portion of the Texas Royalties was 18,589 barrels of oil and 20,261 Mcf of gas. The average price for oil was $61.36 per bbl and for gas was $6.47 per Mcf. This would primarily reflect production and pricing for the month of February for oil and the month of January for gas. These allocated volumes were impacted by the pricing of both oil and gas.

This production and pricing for the underlying properties resulted in revenues for the Texas Royalties of $1,463,573. Deducted from these were taxes of $178,938 resulting in a Net Profit of $1,284,635 for the month of March. With the Trust’s Net Profit Interest (NPI) of 95% of the Underlying Properties, this would result in net contribution by the Texas Royalties of $1,220,403 to this month’s distribution.

General and Administrative Expenses deducted for the month were $151,947 resulting in a distribution of $2,431,676 to 46,608,796 units outstanding, or $0.052172 per unit.

The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.

Permian Basin Royalty Trust, as it does after the end of each year, had a year-end Reserve Report prepared in accordance with the Securities and Exchange Commission’s requirements. This report provides an evaluation of the estimated asset value as of December 31 of each year, which can be used to estimate the remaining life of the Trust.

The estimated net proved reserves, as of January 1, 2018, attributable to the Trust from the properties appraised are approximately 4.6 million barrels of oil and 10.5 billion cubic feet of gas with a future net value of approximately $245,571,100 with a discounted value of $129,909,800.

With the estimated quantities of this year’s reserve estimate of 4.6 million barrels of oil and 10.5 billion cubic feet of gas remaining, it could be estimated that the Trust still has a life span of 8 to 11 years. The report is an exhibit to the Trust’s Annual Report on Form 10-K that was filed on March 15, 2018 and is available to all unitholders at this time on the SEC website.

Permian’s cash distribution history, current and prior year financial reports and tax information booklets, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.pbt-permian.com/.

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Contact:    Ron Hooper, Senior Vice President, Simmons Bank, Trustee, Toll Free – 1.855.588.7839